INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-108532 of General Motors Corporation and General Motors Nova Scotia Finance Company of our report dated March 10, 2004, appearing in the Annual Report on Form 10-K of General Motors Corporation for the year ended December 31, 2003. Our report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting for the adoption of: 1) FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," 2) Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" relating to the expensing of the fair market value of newly granted stock options and other stock-based compensation awards issued to employees and 3) SFAS No. 142, "Goodwill and Other Intangible Assets" relating to the change in the method of accounting for goodwill and other intangible assets.

We also consent to the references to us under the heading "Experts" in the Prospectuses, which are part of this Registration Statement.


/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP


Detroit, Michigan
March 18, 2004